Exhibit 10.2

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

RONALD J. FOSTER (“Employee”) and CSI COMPRESSCO GP INC., formerly, Compressco Partners GP, Inc. (the “Company”) hereby enter into this Mutual Termination of Employment Agreement on May 12, 2017. Reference is hereby made to the Employment Agreement executed by Employee and Company dated August 4, 2014, along with any modifications or amendments thereto (the “Employment Agreement”). Unless otherwise defined herein, capitalized terms have the meaning given them in the Employment Agreement.

1.	The Initial Employment Period in the Employment Agreement expires on August 4, 2017, and the parties do not wish to renew the Employment Agreement at expiration of the Initial Employment Period.
2.

The Company and the Employee hereby mutually agree that the Employment Agreement shall be terminated on August 4, 2017 (the “Effective Date”) and it shall have no further force or effect from and after the Effective Date and the Employee hereby releases the Company from any claims, demands, causes of action or liabilities arising from the mutual termination of the Employment Agreement as herein provided.

3.	Notwithstanding the termination of the Employment Agreement, Employee’s status will be an “at will” employee of Company after the Effective Date.
4.

Employee and Company hereby mutually agree and acknowledge that termination of the Employment Agreement does not constitute a termination of employment for any reason under the Employment Agreement, including a termination for “Good Reason” by Employee or a termination without “Cause” by the Company.

5.	This agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which will constitute but one agreement.

RONALD J. FOSTER	CSI COMPRESSCO GP INC.
/s/ Ronald J. Foster	/s/ Timothy A. Knox
Name: Timothy A. Knox Title: President